UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

Samson Oil & Gas Limited

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On April 3, 2017, Samson Oil and Gas USA, Inc. (“Samson USA”), a subsidiary of Samson Oil & Gas Limited (the “Company”), and Oasis Petroleum North America LLC (“Oasis”) agreed to extend the due date (the “Note Extension”) of the Secured Promissory Note entered into between Samson USA and Oasis on March 31, 2016 (the “Note”), in accordance with the terms of the Note. The terms of the Note were previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2016.

Under the Note Extension, the date by which Samson USA is obligated to repay the $4 million principal balance due under the Note (the “Principal”) was extended from March 31, 2017 to May 1, 2017 (the “Modified Payment Due Date”). Additionally, Samson USA agreed to (a) immediately pay the interest accrued on the Note in the amount of $400,000 (the “Outstanding Interest”), and (b) pay on the Modified Payment Due Date the additional interest accruing on the Principal between March 31, 2017 and the Modified Payment Due Date at a rate of 15%. Samson USA paid the Outstanding Interest on April 3, 2017. Samson USA expects the amount of additional interest that will be due and payable on the Modified Payment Due Date will be approximately $50,958. Under the modified terms of the Note, Oasis does not waive its right to exercise any right or remedy which Oasis possesses under the Note for any current or subsequent breach or default.

The foregoing does not constitute a complete summary of Note Extension. Reference is made to the complete text of the Note Extension, attached hereto as exhibit 10.1, and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter dated April 3, 2017 modifying payment terms of Secured Promissory Note dated March 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2017

Samson Oil & Gas Limited

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer